Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 24, 2002, relating to the consolidated financial statements and consolidated financial statement schedule of Ditech Communications Corporation which appears in the Company’s Annual Report on Form 10-K for the year ended April 30, 2002.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 23, 2002